Exhibit 23.10
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Sawako Limited:

We consent to the use of our report dated February 11, 2008 with respect to the balance sheet of Shinyo Sawako Limited as of December 31, 2006, and the related statements of income, shareholder’s equity and cash flows for the period from March 2, 2006 (date of incorporation) to December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
Hong Kong, China

February 12, 2008